EXHIBIT 4.15

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS PROMISSORY NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE OFFERED FOR SALE, SOLO, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATIO STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (8) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Amount: $75,000	Issue Date: December 26, 2023

PROMISSORY NOTE

FOR VALUE RECEIVED, GivBux, Inc., a Nevada corporation (hereinafter called uGBUX''), hereby promises to pay to the order of Global Prestige Development Group (the "Holder") the sum of One Hundred Thousand and no/100 dollars (US$100,000.00), with no additional interest thereon, on April 18, 2024 (the "Maturity Date"). All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to GBUX by written notice made in accordance with the provisions of this Note. GBUX may make prepayments of the principal of this Note, in whole or in part, at any time.

The following shall apply to this Note:

ARTICLE I. EVENT OF DEFAULT

If any of the following events of default (each, an "Event of Default") shall occur:

. I.I Failure to Pay Principal and Int. crest. GBUX fails to pay the principal hereof when due on this Note, whether at maturity or upon acceleration and such breach continues for a period of five (5) days after written notice from the Holder.

1.2 Receiver or Trustee. GBUX or any subsidiary of GBUX shall make an assignment for the benefit of creditors or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

1.3 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shalI be instituted by or against GBUX or any subsidiary of GBUX.

1.4 Liquidation. Any dissolution, liquidation, or winding up of GBUX or any substantial portion of its business.

1.5 Effect of Default. Upon the occurrence and during the continuation of any Event of Default specified in Sections 1.1 through 1.4, above, the Note shall become immediately due and payable and GBUX shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the "Default Amount" (the sum of all unpaid principal), together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

ARTICLE II. MISCELLANEOUS

2.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power, or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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2.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall - (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (111) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have spec ilied most recently by written notice. Any notice or other communication required or pennitted to be given hereunder shall be deemed effective (a) upon hand delivery, at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

lftoGBUX:

GivBux, Inc.

2801 W. Coast Highway

Suite 200

Newport Beach, CA 92660

If to Holder:

Global Prestige Development Group

888 Brickell Key Drive

Suite 306

Miami, FL 33131

2.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by GBUX and the Holder. The tenn "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended, or supplemented.

2.4 Assignability. This Note shall be binding upon GBUX and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an "accredited investor" (as defined in Rule 501(a) of the Securities and Exchange Commission).

2.5 Cost of Collection. If default is made in the payment of this Note, GBUX shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

2.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts oflaws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Nevada County of Clark. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. GBUX and Holder waive trial by jury. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

2.7 Remedies. GBUX acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, GBUX acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event ofa breach or hreatened breach by GBUX of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herem, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the tenns and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

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IN WITNESS WHEREOF, GBUX has caused this Note to be signed in its name by its duly authorized officer this 26th day of December, 2023.

GivBux, Inc.

By:	/s/ Robert Thompson
Robert Thompson, Director

Approved and accepted:

Dated: December 26, 2023.

Global Prestige Development Group

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